Exhibit 21.1

List of Subsidiaries of OMNOVA Solutions Inc.(1)

The following is a list of the subsidiaries of OMNOVA Solutions Inc., an Ohio corporation (the “Corporation”) as of November 30, 2009. The common stock of OMNOVA Wallcovering (USA), Inc., OMNOVA Wallcovering (UK) Limited, OMNOVA Performance Chemicals (UK) Ltd. Muraspec N.A. LLC, OMNOVA Decorative Products (Thailand) Co., Ltd., OMNOVA Decorative Products (Shanghai) Co., Ltd. and OMNOVA Decorative Products (Taicang) Co., Ltd. is wholly owned, directly or indirectly, by the Corporation.

Name of Corporation	State of Incorporation
OMNOVA Wallcovering (USA), Inc.	Ohio
OMNOVA Wallcovering (UK), Limited	United Kingdom limited company
OMNOVA Performance Chemicals (UK) Ltd.	United Kingdom limited company
Muraspec N.A. LLC	Delaware limited liability company
OMNOVA Decorative Products (Thailand) Co., Ltd	Thailand limited company
OMNOVA Decorative Products (Shanghai) Co., Ltd	Chinese wholly foreign owned enterprise
OMNOVA Decorative Products (Taicang) Co., Ltd	Chinese wholly foreign owned enterprise

(1)

The Corporation also controls, directly or indirectly, eleven other companies that, in the aggregate as a single subsidiary, would not constitute a significant subsidiary, as such term is defined in Rule 1-02 (w) of Regulation S-X.